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                                                                     Exhibit 5.1

                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                ONE CANADA SQUARE
                                  CANARY WHARF
                                 LONDON E14 5DS
                            TEL: +44 (0)20 7519 7000
                            FAX: +44 (0)20 7519 7070



                                August 16, 2001



                                NTL Incorporated
                              110 East 59th Street
                               New York, NY 10022


                               Re:NTL Incorporated
                       Registration Statement on Form S-3


                              Ladies and Gentlemen:

         We have acted as special counsel to NTL Incorporated, a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 (File No. 333-65744) relating to the registration for resale of, (a) the shares (the "Conversion Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), issuable upon conversion of up to $100,000,000 aggregate principal amount of 5 3/4% Convertible Subordinated Notes due 2011 (the "Notes") of NTL (Delaware), Inc. ("NTL Delaware") and the Company issued under an indenture, dated as of June 22, 2001 (the "Original Indenture"), by and among NTL Delaware, the Company and The Chase Manhattan Bank, as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture, dated as of July 27, 2001 (the "First Supplemental Indenture" and together with the Original Indenture, as
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NTL Incorporated
August 16, 2001
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so supplemented, the "Indenture") by and among NTL Delaware, the Company and the
Trustee, and (b) up to 500,000 shares of Common Stock (the "Depositary Stock", and together with the Conversion Shares, the "Shares"), issuable to United
States Trust Company of New York, as depositary (the "Depositary") under the Deposit Agreement, dated June 22, 2001 (the "Deposit Agreement") pursuant to which the Depositary will resell the Depositary Stock for cash to pay interest on the Notes. The Notes and the Shares are referred to herein collectively as the "Securities".

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-3 (Registration No. 333-65744) as filed with the Securities and Exchange Commission (the "Commission") on July 24, 2001 under the Act, as amended by Amendment No.1 thereto filed with the Commission on August 16, 2001, (such Registration Statement, as so amended, the "Registration Statement"); (ii) an executed copy of the Original Indenture; (iii) an executed copy of the First Supplemental Indenture; (iv) an executed copy of the Notes; (v) the Restated Certificate of Incorporation of each of the NTL Delaware and the Company, as amended to date; (vi) the By-Laws of each of NTL Delaware and the Company, as amended to date; (vii) a specimen certificate evidencing the Common Stock;
(viii) the Cross-Receipt, dated June 22, 2001, relating to the issuance of the Notes and the receipt of payment therefor; (ix) the Cross Receipt, dated July 27, 2001 relating to the issuance of the Notes, as amended by the First Supplemental Indenture, in exchange for the Notes originally issued under the Original Indenture; (x) an executed copy of the Deposit Agreement; and (xi) certain minutes and resolutions of the Board of Directors of each of NTL Delaware and the Company, in each case, relating to the issuance of the Securities, the Indenture, the Deposit Agreement and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of NTL Delaware and the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the NTL Delaware, the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as
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NTL Incorporated
August 16, 2001
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originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the NTL Delaware and the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.
As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the NTL Delaware and the Company and others. In rendering the opinion set forth in paragraphs 1 and 2 below, we have assumed that the certificates representing the shares of Common Stock issued upon conversion of the Notes or to the Depository under the Deposit Agreement will conform to the specimen certificate examined by us and will be countersigned by a duly authorized officer of the transfer agent for the Common Stock and duly registered by the registrar for the Common Stock in the share record books of the Company.

         Our opinions set forth herein are limited to Delaware corporate law and the laws of the State of New York which are normally applicable to transactions of the type contemplated by the Indenture and the Notes and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law"). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of and such non Opined on Law on the opinions herein stated.

         Based upon and subject to the foregoing, and to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

         1. The shares of Common Stock issuable upon conversion of the Notes, if and when the Notes are converted into shares of Common Stock in accordance with their terms and the terms of the Indenture, will be validly issued, fully paid and nonassessable.

         2. The shares of Common Stock issuable to the Depository in accordance with the Deposit Agreement, will be validly issued, fully paid and nonassessable.
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NTL Incorporated
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         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


                                Very truly yours,


                  /s/ Skadden, Arps, Slate, Meagher & Flom LLP